Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Experts” in this Registration Statement (Form S-11) and the related Prospectus of Select Income REIT for the registration of certain of its common shares of beneficial interest to be sold by the selling shareholder named under the caption “Selling Shareholder” and to the incorporation by reference therein of: a) our report dated February 25, 2013, with respect to the consolidated financial statements and schedules of Select Income REIT, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission; and b) our report dated November 23, 2012 (except for Note 3, as to which the date is November 30, 2012) with respect to the statement of revenues and certain operating expenses of 45101-45301 Warp Drive for the year ended December 31, 2011 included in Select Income REIT’s Current Report on Form 8-K dated March 25, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA
March 25, 2013